RFMC TACTICAL ADVISORS FUND, LP

SIXTH AMENDMENT TO
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This SIXTH AMENDMENT TO AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, dated as of February 1, 2011 (this “Amendment”), to the Amended and Restated Limited Partnership Agreement of RFMC Tactical Advisors Fund, LP, a Delaware limited partnership (the “Partnership”), dated as of April 5, 1998, as amended by that First Amendment to Amended and Restated Limited Partnership Agreement dated as of December 31, 2002, that Second Amendment to Amended and Restated Limited Partnership Agreement dated as of November 12, 2003, that Third Amendment to Amended and Restated Limited Partnership Agreement dated as of September 8, 2006, that Fourth Amendment to Amended and Restated Limited Partnership Agreement dated as of March 10, 2010 and that Fifth Amendment to Amended and Restated Agreement dated as of July 25, 2010 (collectively, the “Agreement”), is made and entered by and between Ruvane Fund Management Corporation, a Delaware corporation (“RFMC”), and Bridgeton Fund Management LLC, a Delaware limited liability company (“BFM”), as the general partners of the Partnership (collectively, the “General Partners”), and the limited partners of the Partnership. The limited partners of the Partnership shall be referred to herein as “Limited Partners,” with the General Partners and the Limited Partners hereinafter referred to as the “Partners”.

WHEREAS, pursuant to Section 10 of the Agreement BFM has been admitted as a general partner to the Partnership and it is desired that the Agreement be amended to reflect this fact; and

WHEREAS, it is desired that the purpose clause be amended to clarify the types of instruments in which the Partnership may invest;

NOW, THEREFORE, the Agreement is amended as follows:

1.           Amendments.

(a)           The Agreement is amended throughout to reflect the fact that BFM has been admitted to the Partnership as a General Partner, and where the context requires references in the Agreement to “General Partner” in the singular shall be amended to “General Partners” in the plural.

(b)           Section 3 of the Agreement is hereby amended to read in its entirety as follows:

“The Partnership’s business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of commodity futures contracts, options on physical commodities and on commodity futures contracts, forward contracts, and instruments that may be subject of a futures contract, including equities, indices and sectors (“Commodity and Futures Contracts”), and any rights pertaining thereto and to engage in all activities incident thereto.  The Partnership may also invest in entities (including without limitation other partnerships, separate managed accounts, exchange traded funds or other types of funds) that primarily trade in exchange traded securities, options on exchange traded securities, exchange traded funds, Commodity and Futures Contracts.  The objective of the Partnership’s business is the appreciation of its assets through speculative trading.”

2.           Effectiveness.

This Amendment shall be effective as of the date hereof.

3.           Governing Law.

The parties agree that this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

4.           Amendment.

On and after the date hereof, any reference in the Agreement to “this Agreement,” or words of like import, shall mean the Agreement as amended hereby.

IN WITNESS WHEREOF, this Sixth Amendment to Amended and Restated Limited Partnership Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

General Partners:
RUVANE FUND MANAGEMENT CORPORATION
By: /s/ Robert L. Lerner
Robert L. Lerner
Chief Executive
BRIDGETON FUND MANAGEMENT LLC
By: /s/ Stephen J. Roseme
Stephen J. Roseme
Chief Executive